CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of the 10th day of February 2022, by and among Roger Maynard (“Consultant”) and MHC Property Management Limited Partnership, a Delaware limited partnership (the “Company” or “MHC”).

    WHEREAS, Consultant has indicated his desire to voluntarily resign from his employment with MHC as of March 31, 2022 (the “Effective Date”); and

WHEREAS, the Company and Consultant desire pursuant to this Agreement to provide for Consultant to render ongoing advisory and consulting services to the Company following the Effective Date, upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, as well as other good and valuable consideration, the payment, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Resignation of Employment.
a.Effective at 5 pm Central Time on the Effective Date, Consultant hereby voluntarily resigns from any and all positions Consultant may hold as an officer and/or director of MHC and its affiliates, without the need for acceptance or further action by any other individual or entity.
b.The parties agree and acknowledge that Consultant’s regularly scheduled base salary shall continue through the Effective Date, that Consultant’s health and welfare benefits with MHC will terminate effective March 31, 2022, and that thereafter Consultant may continue his benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act. For the avoidance of doubt, any outstanding equity awards held by Consultant that are not vested through the Effective Date shall be forfeited immediately following the Effective Date.
2.Scope of Engagement.
a.MHC hereby engages Consultant as an independent contractor to provide services to MHC commencing on April 1, 2022. Consultant will provide general consulting services as requested by the President and Chief Executive Officer of MHC or another individual designated by MHC (the “Services”). Among other items, the Services are intended to relate primarily to acquisition and development related projects and initiatives.
b.At all times during his performance of the Services, Consultant shall make clear that Consultant and any employee, agent or affiliate retained by Consultant, are acting as independent contractors engaged by MHC to act on its behalf, and Consultant shall have no authority, nor shall Consultant hold Consultant out to have such authority, to bind MHC to any agreement or contract, except as expressly authorized under this Agreement or as otherwise agreed in writing by a duly authorized representative of MHC. Consultant agrees that, during the Term (as defined herein), he will not be an employee of MHC, and will not be entitled to any salary, wages or payments as an employee, and shall only be entitled to the Service Fees. Consultant further agrees that, during the Term, he shall not be entitled to any employee benefits, including but not limited to workers’ compensation benefits, health insurance coverage, life insurance, pension, vacation pay, sick pay, unemployment insurance, disability benefits, or other health and welfare or fringe benefits; provided, however, Consultant shall not forfeit any vested benefits he accrued as an employee of MHC on or prior to the Effective Date.
c.Consultant hereby agrees to abide by MHC’s Business Ethics and Conduct Policy, as in effect from time to time, when dealing with employees of MHC, and otherwise in Consultant’s performance of the Services hereunder.
d.Consultant shall devote sufficient time to Consultant’s duties under this Agreement as may be necessary to complete the Services in consultation with the President and Chief Executive Officer of MHC or another individual designated by MHC, which time is currently estimated to be approximately 50% of the time Consultant dedicates to his employment as of the date of this Agreement.
e.Upon the execution of this Agreement, Consultant shall complete and submit to MHC a W-9 for Consultant. MHC shall have no obligation to Consultant under this Agreement until the completed W-9 has been submitted.
3.Term. The term (“Term”) of this Agreement shall begin on April 1, 2022, and end on the Termination Date, which shall be the earlier of:
a.March 31, 2023 (the “Initial Term”);
b.Upon the material breach by Consultant of any provision of this Agreement;
c.Upon the death or disability of Consultant whereby Consultant is unable to perform the essential functions of the Services; or
d.Upon thirty (30) days prior written notice of termination by either Consultant or MHC, with or without cause or reason.
e.The Term may be extended by the mutual written agreement of the parties. In all other circumstances, upon the Termination Date, the parties shall have no further obligations to each other hereunder except for payment of Service Fees earned but unpaid as of the Termination Date, or as otherwise expressly provided herein.
4.Service Fees.
a.During the Term, Consultant shall be entitled to a payment of $83,333.33 on a monthly basis (the “Service Fees”). Consultant will submit an invoice along with a description of the Services performed each month no later than 30 days following the end of that month. MHC shall review any invoice submitted and shall pay Consultant the Service Fees within 30 days of the submission for payment of any approved invoice.
b.Consultant shall be entitled to consideration for an extra payment of up to $200,000 at the discretion of the President and Chief Executive Officer of MHC contingent upon Consultant’s completion of the Initial Term and satisfaction of all obligations under this Agreement, payable following the completion of the Initial Term but no sooner than April 2023.
c.Consultant shall be entitled to reimbursement of any reasonable out-of-pocket expense approved in advance by MHC and incurred during the Term in connection with the Services. Consultant acknowledges that reasonableness of expenses will be determined in accordance with MHC’s travel and expense policy. Consultant shall submit such expenses periodically, and at least monthly, for review and approval for payment, and shall provide reasonable backup documentation to support the same. Payment of such expenses shall be due within 30 days of the date of submission of the same by Consultant. To the extent MHC provides Consultant with any equipment such as a computer or a cell phone, Consultant usage shall be in compliance with all applicable MHC polices.
5.Contactor Indemnities.
a.Consultant shall indemnify MHC against, and hold MHC harmless from, any and all liabilities, obligations, losses, expenses (including reasonable attorneys' fees), claims, judgments, suits, or damages of any kind whatsoever, resulting from or arising out of any fraud, misrepresentation, negligence or other misconduct of Consultant or its employees or agents in connection with the work performed under this Agreement; provided, however, Consultant shall not be required to indemnify MHC against losses caused by the sole negligence or willful misconduct of MHC.
b.MHC shall indemnify and hold harmless Consultant from any cause of action or claim brought against Consultant for work performed under this Agreement so long as Consultant has fully complied with this Agreement and all applicable laws, and is not otherwise obligated to MHC regarding the same under paragraph 5(a) above.
6.Confidentiality and Ownership.
a.Both during and after the Term, Consultant agrees that Consultant will not divulge to third parties, without the written consent of MHC, which consent shall be at MHC’s sole and complete discretion, any confidential, proprietary, or trade secret information of MHC that Consultant learns or obtains from or through MHC in connection with Consultant’s performance of the Services (the “Confidential Information”), unless (a) the information is known by Consultant prior to obtaining it from MHC, or (b) the information is obtained by Consultant from a third party who did not receive it directly or indirectly from MHC and who does not have a contractual or fiduciary duty not to disclose such information. Consultant acknowledges that Confidential Information shall include confidential, proprietary and sensitive information and materials regarding MHC, its business, investors, managers, officers, directors and the affiliates of any thereof, and Consultant agrees to maintain the confidentiality of all such Confidential Information and to use Confidential Information solely for the purpose of providing the Services to MHC and not on behalf of any third party or for Consultant’s own private use or commercial purposes. The parties acknowledge and agree that nothing in this Agreement prohibits, prevents or otherwise restricts Consultant from reporting any allegations of unlawful conduct to federal, state, or local officials for investigation, including but not limited to alleged criminal conduct or alleged unlawful employment practices, or from requesting or receiving confidential legal advice.
b.MHC provides notice to Consultant pursuant to the Defend Trade Secrets Act that: (i) an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
c.Consultant agrees that all materials, notes, reports, records and other written or tangible material, whether created by Consultant or others, which are created or received in connection with the Services or otherwise come into Consultant’s possession in connection with the Services (collectively the “Materials”), shall be the exclusive property of MHC to be used by Consultant only in the performance of Consultant’s duties under this Agreement. Consultant shall return to MHC upon the Termination Date or earlier upon request, and will not retain any copies in any form, all Materials in his possession or control, including but not limited to any Materials containing Confidential Information.
d.Consultant agrees to assume responsibility for compliance with the terms of this Section 6 by any of Consultant’s owners, managers, officers, agents or employees.
e.The obligations of this Section 6 shall survive termination of this Agreement.
7.Taxes. Consultant will assume and pay, and hold MHC harmless from, any and all taxes arising out of the Service Fees and Consultant’s engagement hereunder, including, but not limited to, income tax withholding, FICA withholding, worker’s compensation withholding, and federal and state unemployment insurance, and Consultant will comply with all reporting requirements in connection therewith on a timely basis. MHC shall issue Consultant a Form 1099 for all Service Fees paid under this Agreement.
8.Relationship Between the Parties. Consultant is an independent contractor, and this Agreement does not create any partnership or joint venture, or any relationship of employer and employee, master and servant, or principal and agent. Neither party has any power or authority to make any statement or representation or to incur any debt, litigation, or liability of any kind whatsoever in the name of, or for, or on account of, the other. Consultant shall determine the means and methods for performing the Services and the times that Consultant will work and location consistent with Consultant’s obligations hereunder. Unless the parties mutually agree otherwise, Consultant will furnish all materials and equipment necessary to perform the Services under this Agreement, at Consultant’s sole expense. During the Term, Consultant may provide services to others as an employee or consultant, provided however that Consultant may not engage in any business activity in the MH, RV and/or marina space that in the reasonable judgment of MHC would create an actual or apparent conflict of interest. Prior to commencing such other business activity in the MH, RV and/or marina space during the Term, Consultant shall disclose the nature of the proposed business activity to MHC so that MHC can evaluate the potential for conflicts of interest.
9.Miscellaneous.
a.This Agreement represents the entire agreement between the parties on the matters covered herein, and supersedes any prior or contemporaneous agreement, whether written or oral, on the subject matter covered herein. This Agreement shall be binding on the parties, their respective successors, heirs, assigns or transferees.
b.This Agreement may only be amended by a written instrument signed by the parties.
c.Consultant may not assign Consultant’s rights or responsibilities under this Agreement.

d.If any provision of this Agreement is found by any court of competent jurisdiction to be void or unenforceable, the balance of this Agreement shall remain in force and effect so long as the general intent of the parties continues to be met.
e.The Agreement shall be interpreted under the substantive laws of the State of Illinois, without regard to choice of law principles. Without waiving their rights under Section 9(f) of this Agreement, in the event of a breach or threatened breach of a party’s rights under this Agreement, the parties agree to the jurisdiction and venue of the federal and state courts in Chicago, Illinois when injunctive or equitable relief is sought in connection with such breach or threatened breach.
f.Except as otherwise provided herein, any claim, controversy or dispute, whether sounding in contract, statute, tort, fraud, misrepresentation, or other legal theory, between the parties, or between one party and any of the other party’s related or affiliated entities, or any of their officers, directors, employees, agents or representatives, shall be resolved by confidential arbitration in accordance with the rules of the American Arbitration Association (the “AAA”), including its optional rules for emergency measures of protection then in effect. A single arbitrator shall be selected in accordance with the AAA procedures. The arbitration will be conducted in Chicago, Illinois, and all expedited procedures prescribed by the AAA rules will apply. The parties waive their rights to litigate claims in a judicial form before a judge or jury, with the exception of claims brought pursuant to Section 9(e) of this Agreement. The parties agree that they will not participate as a member in any class or collective action brought against the other party. This Section 9(f) shall not apply to any claim or cause of action where appliable law prohibits mandatory arbitration of the claim or cause of action, such as administrative charges filed with a government agency.
g.This Agreement may be executed in counterparts, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered electronically.

IN WITNESS WHEREOF, the parties have affixed their signatures hereto as of the date first set forth above.

Consultant:

/s/ Roger Maynard
Roger Maynard

MHC PROPERTY MANAGEMENT LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    MHC PROPERTY MANAGEMENT GP, L.L.C.,
a Delaware limited liability company

By:    MHC OPERATING LIMITED PARTNERSHIP,
        an Illinois limited partnership, its sole member

        By:     EQUITY LIFESTYLE PROPERTIES, INC.,
              a Maryland corporation, its general partner

By: /s/ Marguerite Nader
Name:    Marguerite Nader
Title:    President and Chief Executive Officer